UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
November 17, 2008
(Date of Report — date of earliest event reported)
BROOKFIELD HOMES CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-31524	37-1446709
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation or Organization)		Identification No.)

8500 Executive Park Avenue
Suite 300		22031
Fairfax, Virginia		(Zip Code)
(Address of Principal Executive Offices)
(703) 270-1700
(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On October 15, 2008, Brookfield Homes Corporation issued a press release announcing that Paul G. Kerrigan will leave his position as Executive Vice President and Chief Financial Officer of the Corporation at the end of November. Mr. Kerrigan will continue to serve in his current position and to receive his regular remuneration and full benefits until November 28, 2008 (the “Departure Date”). In connection with his departure, the Corporation and Mr. Kerrigan entered into an agreement dated as of November 17, 2008. Pursuant to the terms of the agreement, effective as of the Departure Date, Mr. Kerrigan will receive a payment of $575,000, a $15,000 payment into his registered retirement savings plan and any outstanding vacation entitlement. Commencing on the Departure Date until the earlier of (i) the date that alternate employment commences or (ii) August 29, 2009, Mr. Kerrigan will continue receive his Salary (defined as $420,000 per annum) and health, dental and life insurance benefits. Should Mr. Kerrigan commence alternate employment prior to August 29, 2009, the payment of Salary and benefits will cease, and he will receive a lump sum payment equivalent to the sum of 50% of the Salary that would have been paid to him between the commencement of alternate employment and December 29, 2009 and an additional $15,000 payment into his registered retirement savings plan. If alternate employment has not commenced prior to August 29, 2009, the payment of Salary and benefits will cease on August 29, 2009 and Mr. Kerrigan will receive a lump sum payment with his final Salary payment equivalent to $140,000 plus an additional $15,000 payment into his registered retirement savings plan. Stock options will continue to vest until the earlier of (i) the date on which Mr. Kerrigan commences alternate employment or (ii) September 30, 2009, and he will be required to exercise all vested options at such time. With the exception of deferred share units awarded on February 1, 2008, all deferred share units will be vested on the Departure Date. Mr. Kerrigan will be entitled to redeem such vested deferred share units upon the earlier of (i) the date that alternate employment commences or (ii) August 29, 2009 (“Deemed Departure”) at the higher of the closing price on September 9, 2008 of $13.67 and the closing price on the date of his Deemed Departure.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: November 21, 2008

BROOKFIELD HOMES CORPORATION

By:	/s/ IAN G. COCKWELL

Ian G. Cockwell
President & Chief Executive Officer